Exhibit 99.1

       ARIAD Reports Third Quarter 2003 Results; Clinical and Commercial
                         Development Plans Highlighted

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 4, 2003--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the third quarter of 2003.

    Financial Highlights

    For the quarter ended September 30, 2003, the Company reported a net loss of $4.4 million, or $0.11 per share, compared to a net loss of $7.8 million, or $0.24 per share, for the same period in 2002. This decrease in net loss is due primarily to lower R&D expenses resulting from the Company's focus on cancer and the development of its most-promising small-molecule oncology product candidates. The Company ended the third quarter with $22.0 million in cash, cash equivalents, and marketable securities, compared with cash and cash equivalents of $26.9 million at December 31, 2002.
    Subsequently, on October 8, 2003, the Company raised $41 million (gross) through the sale of approximately 6.4 million shares of its common stock in a direct equity placement to unaffiliated institutional investors through Lehman Brothers and Rodman & Renshaw.
    "With our successful direct equity placement last month, we have significantly increased our financial resources, which will allow us to accelerate the clinical development of our portfolio of small-molecule oncology product candidates," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Next year, we expect to initiate phase 2 clinical trials of AP23573 to treat specific solid tumors and blood cancers and phase 1 clinical trials of AP23464 to treat certain forms of leukemia and the spread of cancer. We also plan to move forward with the development of AP23841 to treat cancer in bone."

    Other Corporate Highlights

    ARIAD's evolution from scientific discovery to clinical development brings the Company closer to its ultimate goal of becoming a successful pharmaceutical business. Achieving that goal will require further expertise in commercial development, manufacturing, marketing and sales, as well as additional capital. Consequently, the most important milestones during the third quarter were the appointment of Paul J. Sekhri, a former Novartis senior executive, to the newly created position of president and chief business officer and the election of two new directors: Athanase Lavidas, the chairman and chief executive officer of Lavipharm Group, a leading European based pharmaceutical and healthcare products company, and Mary Tanner, senior managing director at Bear Stearns & Co. Inc. Collectively, these appointments underscore our recognition that the challenges, which lie ahead, are not the same as those that we have faced in the past. Continued success will depend greatly on the Company's ability to attract and retain knowledgeable, imaginative, and resourceful pharmaceutical and biotechnology executives to expand our clinical development capabilities and create our commercial infrastructure.
    Upcoming oncology meetings will highlight important progress in the development of ARIAD's most advanced product candidates:

    --  Eighth Annual Society for Neuro-oncology Meeting (November
        13-16, 2003),

    -- International Conference on Molecular Targets and Cancer jointly sponsored by the American Association for Cancer Research, the National Cancer Institute, and the European Organization for Research to Treat Cancer (November 17-21,
        2003), and

    -- Forty-fifth annual meeting of the American Society of Hematology (December 6-9, 2003).

    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and include statements regarding the Company's anticipated cash burn rate for 2003, the Company's belief that it is on target to meet all major financial and product development goals for 2003, and the potential efficacy of the Company's product candidates. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,       Three Months Ended          Nine Months Ended
 except share          September 30,              September 30,
 and per share      2003         2002          2003          2002
 data                   (Unaudited)                (Unaudited)

Total license
 revenue        $       190   $        12   $       469   $        25

Operating expenses:
   Research and
    development       3,292         6,515        11,039        17,642
   General and
    administrative    1,292         1,373         3,414         4,212
       Total
        operating
        expenses      4,584         7,888        14,453        21,854

Other income
 (expense), net          (5)           57           (31)          800

Net loss        $    (4,399)  $    (7,819)  $   (14,015)  $   (21,029)

Net loss per
 common share
 (basic and
 diluted)       $      (.11)  $      (.24)  $      (.38)  $      (.65)

Weighted average
 number of shares
 of common stock
 outstanding
 (basic and
 diluted)        38,992,031    32,505,924    36,885,579    32,425,400


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

                                         September 30,    December 31,
In thousands                                 2003             2002
                                         (Unaudited)

Cash, cash equivalents and
 marketable securities                  $     21,996     $     26,850
Total assets                            $     30,258     $     35,104
Working capital                         $     18,300     $     21,172
Total liabilities                       $     12,673     $     13,252
Stockholders' equity                    $     17,585     $     21,852



    CONTACT: ARIAD Pharmaceuticals, Inc
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345